CERTAIN IDENTIFIED INFOMRAITON HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

SERVICES AGREEMENT

THIS AGREEMENT is made effective between CONEXEU SCIENCES INC. (the "Company" or "CXU") and the person identified below (the "Contractor", and together with the Company, the "parties", and each a "party") as of the date identified below (the "Effective Date").

Background: Company wishes to engage Contractor to perform, and Contractor wishes to perform, certain services described in the "Service Description" below on the terms and conditions set out in the attached "Terms of Service" (together, this "Agreement").

The parties agree as follows:

DESCRIPTION

A. Contractor Information

Contractor Name (Full Legal Name):	Critical Mass Scientific Strategy Consultants LLC
Principal Address (For Notice Purposes):	Address: [****]
Jurisdiction of Incorporation, if applicable:	n/a
Contractor Contact (Name & Title):	Brian Pilcher, principal
Contractor Contact Phone & Email:	Phone: [****] Email: [****]
Role and Title	President & Chief Medical Officer

B. Conexeu Information

Principal Address (For Notice Purposes):	c/o 1055 W Georgia St., #1500, Vancouver, BC, V6E 4N7
Jurisdiction of Incorporation:	British Columbia
Company Contact (Name & Title):	Michael Wright, Director & David Bogart, Director
Company Contact Email:	[****] and [****]

C. Summary of Services

Description of Services	Scope of Services	Tax Incls.	Fees
Critical Mass Medical Affairs & Scientific Strategy	Provide strategic direction, scientific support, business dev. support, research programs, budgeting, medical affairs and position the Company for success. Reporting to the CEO and Board of Directors.	Yes	See Payment Schedule below.

Effective Date:	April 01, 2025
Term of Agreement (the "Term"):	End six (6) months after the effective date.
Additional Insurance, if an	N/A
Required Equi ment, if an	N/A
Reimbursement of Expenses, if any:	Contractor will be reimbursed for pre-approved expenses in accordance with Section 3.3 of the Terms of Service.

D. Payment Schedule

#	Description	Payment Terms	Amount
1	The Contractor will fill the position of President and the position of Chief Medical Officer.	Contractor will invoice Company monthly, on reception of an invoice at the end of each calendar month.	$10,000 USD per month. It is understood that
2	Stock Options	The options will be released to the contractor upon completion of the mandate or any such time prior to the discretion of the B.O.D. The options will have a pre-consolidation (4:1) strike price of $0,10 USD and will expire 24months from the date granted.	Four hundred thousand (400,000) options pre-consolidation of the contemplated 4:1 consolidation of the Company sharers.

SERVICES AGREEMENT

TERMS OF SERVICE

PART I-PROVISION OF SERVICES

1.1 Services. Company agrees to retain Contractor, and Contractor agrees to be retained, to perform for Company those services described in the Service Description, including all services which are incidental thereto (collectively, the "Services"). Contractor will provide the Services as an independent contractor, and not as an employee, agent, partner or joint venturer. As a condition to any of Company's obligations to Contractor under this Agreement, Contractor will first obtain all Registrations (defined below) prior to performing any Services, and Contractor will continue to maintain them at all times during Contractor's engagement. Contractor will:

(a) register, maintain, and comply with any licences, registrations and other approvals required in connection with the performance of the Services by any government or regulator;

(b) obtain, maintain and comply with all necessary work permits, visas and immigration statuses necessary to perform the Services; and

(c) deliver to Company, as soon as Contractor can but in any case as Company requests, proof of the foregoing in good standing (each, a "Registration").

1.2 Performance and Quality of Service. Contractor will perform the Services as described in the Service Description, but always in a timely, competent and professional manner, and in accordance with the highest standards and practices commonly expected of qualified and experienced providers of similar services. Contractor will also comply with the policies of Company that are disclosed to Contractor from time to time.

Contractor may be required to sign further documents to acknowledge having read, understood, and agreed to be bound by such policies. Contractor will be the sole provider of Services hereunder.

1.3 No Authority. In Contractor's capacity as contractor, Contractor does not have any authority to legally bind Company for any reason. To the extent that Advisor has another role with Company (such as director or officer), any authority conferred thereunder is separate herefrom.

1.4 Effort and Concurrent Work. As an independent contractor, Contractor is responsible for ensuring that Contractor dedicates appropriate attention, time and effort to deliver the Services as required. As long as Contractor is in full compliance with the terms of this Agreement, Contractor may concurrently work on projects unrelated to Company.

PART 2-TERM AND TERMINATION

2.1 Term. The Term will be as set out in the Service Description, unless terminated earlier;

(a) by mutual written agreement of the parties;

(b) by one party on notice to the other if the other party is in material breach of any of its obligations under this Agreement and such material breach has not been rectified within 15 days after the terminating party has delivered notice of the breach;

(c) by one party immediately on notice to the other (or its receiver or trustee in bankruptcy) if the other party is adjudged bankrupt, or if it makes a general assignment for the benefit of creditors, or if a receiver is appointed on account of its insolvency;

(d) by Company immediately and without notice upon any breach by Contractor of Sections 1.1(a) through 1.1(c) (inclusive), Section 1.2, Part 4, or Part 5;

(e) by Company on 30 days' notice to Contractor; or

(f) by Contractor on 30 days' notice to Company, in which case Company may waive or abridge such notice period in its sole discretion.

2.2 Effect of Termination. Any termination of this Agreement will be without prejudice to any other rights or remedies available to the terminating party and will not relieve either party of its obligations under this Agreement that have accrued up to the time of termination. Upon termination of this Agreement for any reason:

(a) Contractor will immediately cease any and all use of Company's IP Rights, including its Cl, as defined and provided for herein;

(b) the parties will cooperate in good faith to bring about a smooth and orderly termination, if so requested by Company; and

(c) Company's sole liability will be to pay Contractor as provided in Part 3, within 30 days of such termination, for all Services performed to the time of termination, and

Contractor will have no other claim against Company for compensation, losses, costs or damages.

2.3 Survival. All obligations and rights that, by their nature, are intended to survive the termination or expiration of this Agreement will so survive.

PART 3-FEES AND EXPENSES

3.1  Fees. In consideration for performing the Services, Company will pay Contractor those fees (the "Fees") set out in the Service Description.

3.2  Payment and Invoices. Unless otherwise specified in the Service Description, Company will pay Contractor within 30 days of receiving a valid invoice. Contractor will invoice Company in accordance with the Payment Schedule set out in the Service Description. All invoices will include a report on the Services performed together with an accounting of the time since the last invoice Contractor spent providing the Services.

3.3  Expenses.   Company will reimburse Contractor, in accordance with its normal policies and practices, for reasonable out-of-pocket expenses or disbursements actually and necessarily incurred or made by Contractor in performing the Services (collectively, "Expenses"), provided that Contractor has obtain Company's written approval before incurring any expenses. For all Expenses, Contractor will supply Company with originals of receipts, invoices or statements. Contractor will furnish Company with an itemized account of the Expenses in such form or forms as may reasonably be required by Company, and at such times or intervals as may be required by Company.

3.4  Taxes. If applicable, on request, Contractor will advise Company of Contractor's sales or service tax number (to be indicated on each invoice) and Contractor will be responsible for collecting from Company (and remitting) all applicable excise, sales, goods and services, and use taxes imposed by any federal, provincial, municipal, or other governmental authority (each an "Applicable Tax") on the Services. Company will pay all such Applicable Taxes to Contractor, inclusive of Contractor's fees, or in addition to Contractor's fees, as set out in the Service Description. Contractor will be responsible for any error or omission of Applicable Taxes on any invoice and will indemnify and hold harmless Company for any liability (including penalties and interest) that Company incurs as a result of such error or omission. If Contractor is or becomes exempt from collecting any Applicable Tax from Company (such as, for example, as a "small supplier" for the purposes of the Excise Tax Act (Canada)), Contractor will notify Company and provide evidence of such exemption that is satisfactory to Company, acting reasonably.

3.5  Withholding and Remittances. Contractor acknowledges that Contractor is acting and will act only as an independent contractor. Company will not provide any employee-like benefits or any direct or indirect compensation other than that which Company has expressly stated in this Agreement. Contractor will be responsible for collecting and remitting payments for employment insurance, workers' compensation insurance, health care insurance, social insurance, and other similar employment and tax related payments and remittances for Contractor as required by any law and Contractor will hold Company fully harmless against any liabilities or penalties incurred if Contractor fails to do so.

3.6  Payments Subject to Claims or Liens. Company's obligation to pay any Fees or reimburse any Expenses will be subject to there being no claims or liens asserted relating to the Services for which Contractor is alleged in any way to be responsible.

3,7 Set-Off. If, at any time during the Term, Contractor owes any amounts to Company, Company will have the right to setoff such amounts against the Fees and Expenses that Company owes to Contractor.

PART 4-PROTECTlON OF CORPORATE INTERESTS

4.1 Definitions.

(a) "Background IP" means any Inventions, Materials or Cl belonging or licensed to Company that (i) pre-exist this Agreement, (ii) were previously transferred by Contractor to Company, or (iii) were Developed by or for Company (other than by Contractor), in each case together with all IP Rights therein;

(b) "CI" means all information in any form (including visual, oral, physical, electronic and intangible forms) that is known, held, used or disclosed by or on behalf of Company in connection with its business that, at the time of its disclosure to or access by Contractor: (i) was or is not available or known to the general public; (ii) by its nature or the nature of its disclosure, was or would reasonably be known to be confidential or proprietary; or (iii) was or is marked or indicated as proprietary or confidential, and includes trade secrets, know-how, supplier and customer information (whether past, present, future and prospective), strategic plans, source code and related data, financial information, marketing information, business opportunities (including strategies and research and development), consultation records and plans, engineering data, and third party data, and Work;

(c) "Company Property" means all Cl, Background IP, and Work, as well as all services and products which embody, emulate or employ any of the foregoing;

(d) "Developed" means researched, conceived, developed, created, improved, derived, acquired, reduced to practice or otherwise made, refined or brought into existence;

(e) "Inventions" means, collectively, whether patentable or not, all (i) discoveries, inventions, innovations, ideas, suggestions, technology, tests, tools, techniques; algorithms, machines, formulae, manufactures, methodologies, concepts, processes, procedures, moulds, jigs, dyes, prototypes, protocols, treatments, and developments, and (ii) know-how, revisions and improvements relating thereto;

(f) "IP Rights" means, collectively, all proprietary rights provided or recognized under patent, copyright, trademark, design patent, trade secret, industrial design, semiconductor chip, or mask work law, or any other applicable statute, or otherwise arising at law or in equity anywhere in the world that may provide or recognize any right in Materials, Inventions, CI, know-how, or the expression or use thereof, including all applications, registrations, licenses, agreements, or any other evidence of a right in any of the foregoing;

(g) "Materials" means, collectively, all (i) materials in any form (including all electronic, magnetic, physical, intangible, visual and oral forms), including any reports, documents, designs, compilations, algorithms, products, works, computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), studies, records, research, surveys, tools, services, patterns, compositions, technical data, devices, sketches, photographs, plans, drawings, manuals, analyses, samples, specifications, working materials, findings and (ii) revisions and improvements relating thereto; and

(h) "Work" means all Materials and Inventions Developed by Contractor during the Term, whether or not alone or with others, during or outside working hours, or with or without specific instructions, (i) in whole or in part using (A) Company Property, (B) Company's funds, or (C) other of Company's resources, or (ii) in any way relating to (A) the present or proposed programs, services, products, or business of Company, (B) any Background IP, or (C) the Services performed by Contractor under this Agreement.

4.2  Confidentiality. Contractor will, at all times during and after the Term, protect the Cl using a reasonable degree of care, and will take all reasonable steps to safeguard the Cl from unauthorized disclosure. Without limiting the foregoing, Contractor will not, directly or indirectly, except for proper performance of Contractor's duties hereunder, (a) copy or reproduce any of the Cl, including making any unnecessary copies on electronic devices, computers, or servers, (b) use any Cl for any purpose, or (c) disclose any of the Cl except strictly where necessary to individuals authorized by Company's personnel to whom Contractor reports. Such obligations do not apply to any information that, other than as a result of a breach of this Agreement, (i) is or becomes generally available to the public rightfully without restrictions of confidentiality, or (ii) becomes available to Contractor after the Term from a third party who has no obligation of confidentiality with respect thereto. If Contractor is requested or required (including, without restriction, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) by any law to disclose any Cl, Contractor may disclose strictly that Cl for which disclosure is required to comply with any such applicable law, provided that Contractor notifies Company reasonably in advance and assists Company in protecting the Cl.

4.3  Ownership/IP Rights. Contractor will promptly disclose to Company, and keep Company informed of, all Work Developed during the Term, in a reasonable manner or in accordance with any applicable Company policies. Contractor agrees that Company will remain vested with all right, title and interest (including IP Rights) in and to all Company Property (including all Work), If the foregoing is not fully effective, Contractor hereby irrevocably assigns to Company or its nominee all of Contractor's right, title and interest (including all IP Rights) in and to the Company Property without further payment by Company, and this assignment includes any future-arising Company Property (which Contractor will be deemed to have automatically assigned pursuant to this written instrument as it arises). To the extent U.S. copyright laws are applicable, Company Property will be considered a work made for hire with Company the author. Contractor hereby irrevocably waives for all purposes all of Contractor's moral rights or "droits d'auteurs" in respect of the Work, in favour of the Company. Except pursuant to this Agreement, Contractor's direct or indirect exploitation (whether commercial or otherwise) of any business opportunity arising from Contractor's access, possession, use or Development of Company Property or the creation of any product or service which is based on, derived from, or uses the Company Property without Company's consent, is strictly prohibited.

4.4  Third Party Rights. Contractor will not introduce any third-party IP Right or Contractor's prior IP Rights into any Work without first having Company/s written consent. Notwithstanding that, if Contractor does introduce any such third-party IP Right or its prior IP Rights into any Work, Contractor must notify Company and, regardless, will be deemed to have granted to Company a non-exclusive, royaltyfree, perpetual, irrevocable, worldwide licence (with rights to sub-licence) to make, use, sell, offer, copy, distribute, improve, modify, and otherwise to Develop, practice and exploit (and to have same done) under any such IP Rights. Contractor agrees that the terms of this Agreement are also intended to apply to the Cl of third parties that have entrusted such Cl to Company in confidence.

4.5  Return/Destruction; Assistance. On request, Contractor will (a) return or destroy all Cl, including all copies, notes, data or materials directly referring thereto or from which Cl may be inferred, (b) deliver any completed or partially-completed Work, (c) not keep any originals or copies of the foregoing, including any electronic copies thereof (which Contractor will delete or destroy and thereafter will not directly or indirectly perform or permit any restoration, recovery or reconstruction thereof whether through forensics, archives or otherwise). Contractor will assist Company in every proper way, and execute all documents and take such further steps, in connection with applying for, registering, obtaining or enforcing all IP Rights in and to Company Property, together with any assignments of Company Property to Company or persons designated by it (at Company's expense only for Contractor's actual external costs on a pre-approved basis). Contractor irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on its behalf and stead to, in accordance with Section 4.3, execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright and other registrations related to all Work. This power of attorney is coupled with an interest and shall not be affected by Contractor's subsequent incapacity.

PART 5-RESTRlCTlVE COVENANTS

5.1 Restrictive Covenants. Contractor will not, directly or indirectly, without prior written consent from Company (whether individually, jointly or in conjunction with any person), in any manner (including any individual, firm, association, syndicate, company, corporation, or other business enterprise, as principal, agent, shareholder, officer, independent contractor, or in any other manner whatsoever), during the Term and for a period of one (1) year thereafter:

(a) Non-Compete - Unless authorized in writing, the contractor may not carry on, engage in, or be concerned with or interested in, anywhere in Canada or the United States, any business that is, or has any interest in any business that is, similar to or competitive with the Company's business, including discovering, developing, acquiring, marketing, promoting, selling and distributing life science technologies for tissue engineering and advanced wound care markets, provided that, notwithstanding this paragraph, (i) Contractor may purchase or hold securities of any company (including any competitive company) in aggregate representing not more than 2%of the votes and equity attached to all issue securities of that company; and (ii) Contractor shall not be prevented from performing services for or working with The University of British Columbia;

(b) Non-Solicitation - solicit, canvass, interfere with, accepts business from, or entice away from Company, any customers, candidates, clients or suppliers of Company with whom Contractor has worked during the previous 12 months, or otherwise induce or attempt to induce any such person to reduce its business, trade, relationship, services, patronage or other benefits with Company; or

(c) No Hire- seek in any way to persuade or entice any person to terminate an employment, advisory or consulting position with Company with whom Contractor has had contact during the previous 12 months period, or hire or retain the services of any such person, provided that nothing in this paragraph shall prevent Contractor from directly or indirectly hiring or retaining any person pursuant to general, public job advertisements that are not targeted to CompanVs personnel.

5.2 Reasonableness. Contractor agrees that:

(a) all restrictions contained in Part 4 and this Part 5 are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by Company are hereby waived by Contractor; and

(b) the restrictions contained in Part 4 and this Part 5 are each separate and distinct covenants, severable one from the other, and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as so determined and all other such covenants will continue in full force and effect.

5.3 No Publicity. Contractor shall not enter into any publicity or make any announcement with regard to this Agreement without Company's prior written consent.

PART 6 - GENERAL PROVISIONS

6.1 Insurance. During the Term and for a reasonable period of time thereafter, Contractor will obtain, maintain and provide proof (upon Compam/s request from time to time) commercially adequate policies of insurance covering the performance of Services under this Agreement. If the Service Description sets out any particular insurance requirements, Contractor will adhere to those.

6.2 Location and Equipment. Subject to any specific requirements as set out in the Service Description, Contractor is responsible for providing (at Contractor's own expense) a place of work that is suitable for the performance of the Services at all times, and such facilities, systems, communication devices, hardware, software and other equipment necessary to perform the Services. However, Company may temporarily provide equipment or facilities for Contractor's use in performing the Services, and if that happens Contractor will use them for the Services only, will keep them in good condition (reasonable wear and tear excepted), and will return them to Company upon its request, and in any event, when this Agreement comes to an end.

6.3 Equitable Remedies. Monetary damages for any breach of Part 4, Part 5, or Section 6.1 would be inadequate for the immediate and irreparable harm that would be suffered by Company for any such breach, and so, on any application to any applicable court, Company will be entitled to temporary or permanent injunctive or other equitable relief against Contractor without the necessity of proving actual damage and Contractor will not raise adequacy of damages as a defence.

6.4 Indemnity. Contractor will defend, indemnify, and hold harmless Company and its directors, officers, employees, representatives and agents from and against any claims, actions, losses, expenses, costs or damages of every nature and kind howsoever arising out of or related to any:

(a) claim by a third party that Company has infringed any third party IP Rights as a consequence of any Service or Work provided by Contractor;

(b) breach of Part 4 or Part 5;

(c) fraud, gross negligence or wilful misconduct of Contractor in connection with this Agreement; or

(d) breach of applicable law by Contractor,

6.5 Exclusion and Limit of Liability. Except for a contravention of law or indemnity under Section 6.4, in no event will:

(a) either party be liable for any claims made by the other for any special, indirect, incidental or consequential damages in connection with this Agreement, whether for negligence or breach of contract, including loss of business opportunities, profits or revenues, and whether or not the possibility of such damages or loss of opportunities, profits or revenues has been disclosed in advance or could have been reasonably foreseen; and

(b) Company's liability for any and all direct damages in connection with this Agreement in aggregate exceed the total Fees actually paid or payable to Contractor under Part 3 for the Services.

6.6 Force Majeure. For the purposes of this Agreement, "Force Majeure" means an event or circumstance beyond the reasonable control of a party that prevents or delays that party's ability to perform its obligations under this Agreement, including acts of God, strikes and labour disputes, fires, floods, earthquakes, power or telecommunication failure or interruption, war, acts of terrorism, riots, declaration of emergency, pandemic, epidemic, or other outbreak of communicable disease or illness, Internet slow-downs or failures, insurrection or civil disturbances, and personal incapacity (including serious illness or death), but excludes a lack of money, credit or financing. In all cases, despite anything else in this Agreement, if Force Majeure delays or prevents a party from wholly or partly performing its obligations under this Agreement, it will be relieved of those obligations to the extent, and for the period, that it is affected by such Force Majeure, provided that it: (a) notifies the other party as soon as practicable, and (b) uses commercially reasonable efforts to mitigate the Force Majeure.

6.7  Subcontracting and Assignment. Contractor will not, without Company's prior written consent (to be granted in Companvs sole discretion), subcontract, transfer or otherwise assign, in whole or in part, Contractor's rights or obligations under this Agreement. Any purported transfer or assignment without such consent will be null and void. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, administrators, successors and permitted assigns.

6.8  Governance. If any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, such invalidity will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. This Agreement will be governed by and interpreted in accordance with the laws of British Columbia and the federal laws of Canada applicable therein without reference to its conflict of laws principles. Subject to Section 6.3, the parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia for any and all disputes or controversies arising in connection herewith. Waivers, express or implied, will be in writing.

6.9 Notice. Every notice, request, demand or direction (each, for the purposes of this Section, a "notice") to be given pursuant to this Agreement by either party to the other will be in writing and will be deemed delivered when (a) delivered personally, (b) on the next business day after being deposited with a reputable overnight courier, (c) 48 hours after being deposited with Canada Post as registered or certified mail, postage prepaid, or (d) on the business day the recipient confirms receipt if sent by email or facsimile, in each case, addressed as above or to another address as notified hereunder from time to time.

6.10 Interpretation. In this Agreement: (a) "Section" means a section, subsection, paragraph, or sub-paragraph of this Agreement and "Part" means a captioned part of this Agreement; (b) the captions and headings used in this Agreement are for convenience only and do not constitute substantive matter and are not to be construed as interpreting the contents of this Agreement; and (c) the word "including' is not limiting, the word "or" does not imply an exclusive relationship between the matters being connected, and any word used in this Agreement is deemed to include the masculine, feminine, neuter, singular or plural form thereof as the context so requires.

6.11 Precedence. The provisions of Part 4 and Part 5 are in addition to, and are not intended to replace or conflict with, any (a) other privacy, protection of personal information, nondisclosure, or confidentiality agreements in writing between the parties and relevant to the Services or the subject matter of this Agreement or (b) common law duties of confidentiality or privacy that may be owed by one party to another. To the extent of any necessary conflict or inconsistency between the terms of such provisions with any such other agreement or common law obligations, or any other terms of this Agreement, the terms of the provisions that are most protective of a person's personal information or of Company Property will prevail to resolve such conflict or inconsistency.

END OF TERMS OF SERVICE

1. Entire Agreement. This Agreement, including the Service Description, the Terms of Service, and the other agreements explicitly referenced and incorporated herein, constitute the parties' entire agreement with regard to the subject matter of this Agreement. All prior and contemporaneous negotiations, understandings, proposals and agreements, whether oral or written, between the parties with regard to the subject matter of this Agreement are expressly superseded by this Agreement. Any amendment to this Agreement must be in writing and executed by both parties.

2. Acceptance and Counterparts. This Agreement is executed as of the Effective Date and may be executed in counterparts (including electronically), each of which will constitute an original and all of which taken together will constitute one and the same instrument.

(Signature page follows)

SIGNED AND DATED with effect as of the Effective Date by and between:

CONEXEU SCIENCES IN.	Critical Mass Scientific Strategy Consultants LLC

Per: /s/ Michael Wright	Per: /s/ Brian Pilcher
Authorized Signatory, please sign here	Authorized Signatory, please sign here

Name: Michael Wright Title: Director	If Contractor is not an individual, please complete the following: Signatory Name: Brian Pitcher Signatory Title: Principal

By signing above, Contractor acknowledges that Contactor has read and understood this Agreement, including the Terms of Service, and the obligations set out in it, and that Contractor has been provided wit a reasonable opportunity to seek independent legal advice. If Contractor is not an individual, the person signing on behalf of Contractor represents and warrants that they have the lawful authority to bind Contractor to all of the terms of this agreement, including the Terms of Service.